EXHIBIT 10.1

AMENDMENT TO AMENDED EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment to Amended Executive Employment Agreement (“Amendment”) is made as of August 1, 2022 (the “Execution Date”) by and between Perry A. Sook (“Sook”) and Nexstar Media Group, Inc. (the “Company”).

WHEREAS, Sook and the Company are parties to that certain Amended Executive Employment Agreement dated as of January 15, 2019 (the “Original Agreement”). All capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the Original Agreement.

WHEREAS, the Original Agreement expires February 28, 2023.

WHEREAS, the parties desire to amend and extend the Original Agreement on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual promises set forth herein and the mutual benefits to be derived from this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

1.
Term of Employment. As of the Effective Date (as defined below), Paragraph 2 of the Original Agreement, Term of Employment, is deleted in its entirety and replaced with the following:

2. Term of Employment. Unless terminated earlier as provided below, the Company's employment of Sook under this Agreement will continue from March 1, 2023 (the “Effective Date”) to March 31, 2026 (“Term”); provided, however, that the Term will be automatically renewed and extended for successive one-year period(s) unless, at least ninety (90) days prior to the end of the Term or any subsequent renewal term, Sook or the Company gives written notice to the other party of his/its intent not to extend the Term or any renewal term.

2.
Termination by Sook for Good Reason. Paragraph 3(f) of the Original Agreement, Termination by Sook for Good Reason, is deleted in its entirety and replaced with the following which shall be effective as of the Execution Date:

3.(f) Termination by Sook for Good Reason. Not later than ninety (90) days after Sook discovers Good Reason for him to initiate termination of employment, Sook must notify the Company of his intention to terminate his employment for Good Reason (“Sook’s Notice”). Upon receipt of Sook’s Notice, the Company will have thirty (30) days to cure, or such longer period as the parties may mutually agree in writing, (“Cure Period”) the Good Reason violation. In the event such Good Reason violation is not cured within the Cure Period, Sook’s employment will terminate on a mutually agreed date that is not later than thirty (30) days after the end of the Cure Period. For purposes of this Agreement, “Good Reason” shall mean any of the following: (i) a material reduction in the job duties, responsibilities, authority or position of Sook; (ii) a material breach by the Company of a material provision of this Agreement; (iii) any reduction or decrease in Sook's Base Salary or annual target Bonus; (iv) any requirement that Sook report to someone other than the Board; (v) Sook’s failure to be renominated to the Board by the Company’s Nominating & Governance Committee; or (vi) any requirement that Sook relocate or maintain an office more than one hundred (100) miles from Dallas, Texas. A termination of Sook’s employment for Good

Reason in accordance with this Paragraph 3(f) is intended to be treated as an involuntary separation from service for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

3.
Compensation. As of the Effective Date, Paragraph 4(a) and Paragraph 4(b) of the Original Agreement are deleted in their entirety and replaced with the following:

4.(a) Base Salary. During the Term, and any subsequent renewal term, Sook will be entitled to receive an annual base salary (“Base Salary”) at the rate specified below:

March 1, 2023 and thereafter $3,000,000

4.(b) Bonus Compensation. During each Company fiscal year during the Term and any renewal term, Sook will have an opportunity to earn an annual short-term incentive bonus (“Bonus”) in an amount, if any, based on a target of 200% of Sook’s Base Salary (“Target”), subject to (i) increase or decrease based on the criteria set forth in Exhibit A and (ii) approval of the Compensation Committee of the Board (“Compensation Committee”). The Compensation Committee may alter the criteria set forth in Exhibit A as circumstances warrant and in consultation with Sook.

4.
Fringe Benefits.

(a) Paragraph 5(a) of the Original Agreement is deleted in its entirety and replaced with the following:

5.(a) The Company will issue Sook restricted shares of the Company’s Class A Common Stock in the form of restricted stock units (“RSUs”) as follows: (i) on the Execution Date the Company shall issue the RSUs set forth in Exhibit B on the terms and conditions set forth therein and (ii) within five (5) days of the Effective Date, the Company will issue the RSUs set forth in Exhibit C on the terms and conditions set forth therein. Beginning on March 1, 2024, and annually thereafter during the Term and any renewal term, Sook may participate in additional long-term incentive compensation awards at the discretion of the Compensation Committee.

(b) On the Execution Date, new Paragraph 5(f) as set forth below will be added to the Original Agreement:

5.(f) The Company shall reimburse Sook in an amount up to $500,000 for his use of an aircraft for personal matters during the Term.

5.
Termination Payments. On the Effective Date,

(a) Paragraph 6(b) shall be deleted in its entirety and will be replaced with:

6.(b) The Company will pay to Sook as soon as practicable following any and all termination under this Agreement (but in no event later than thirty (30) days after the date of such termination except as provided in clause (iii)) (i) all accrued and unpaid Base Salary as of the date of termination as provided in Paragraph 4, (ii) an amount (calculated at the rate of the Base Salary in effect on such date) for all accrued but unused vacation time as of such date, (iii) the amount of all earned and unpaid Bonus for years preceding the year of termination payable as provided in Paragraph 4(c), and (iv) an amount equal to the sum of (x) 200% of Sook’s Base Salary as in effect on the date of termination, plus (y) 200% of Sook’s target Bonus for the fiscal year in which such termination occurs, plus (z) an additional $29,000.00.

(b) New Paragraph 6(c) will be added as follows:

6.(c) In the event Sook’s employment is terminated for any reason other than for (i) Termination by the Company for Cause or (ii) Voluntary Termination by Sook Without Good Reason, then all equity (including, but not limited to, any RSUs and performance RSUs, stock options and/or stock appreciation rights) previously granted or awarded to Sook by the Company prior to his termination shall become immediately and fully vested without further action by either Sook or the Company. For clarity, all performance RSUs will accelerate at the greater of actual or target.

(c) Paragraph 6(c) will be relabeled 6(d).

6.
No Other Changes. All other terms and conditions of the Original Agreement will remain unchanged.

7.
Headings. The headings in the Paragraphs of this Amendment are inserted for convenience only and will not constitute a part of this Agreement.

8.
Severability. The parties agree that if any provision of this Amendment is under any circumstances deemed invalid or inoperative, the Amendment will be construed with the invalid or inoperative provision deleted, and the rights and obligations of the parties will be construed and enforced accordingly.
9.
Governing Law. This Amendment is governed by and construed in accordance with the internal law of the State of Delaware without giving effect to any choice of law or conflict provision or rule that would cause the laws of any jurisdiction other than the State of Delaware to be applied.

10.
Amendment; Modification. This Amendment may not be amended, modified or supplemented other than in a writing signed by the parties hereto.
11.
Entire Agreement. The Agreement as amended by this Amendment is hereby ratified in full and embodies the entire agreement between the parties hereto with respect to Executive’s employment with the Company, and there have been and are no other agreements, representations or warranties between the parties regarding such matters.
12.
Counterparts. This Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

NEXSTAR MEDIA GROUP, INC.	EXECUTIVE

/s/ Dennis Miller	/s/ Perry A. Sook
Dennis Miller, Chairman Compensation Committee	Perry A. Sook

EXHIBIT A – TARGET BONUS CRITERIA

Bonus Criteria. The Compensation Committee will evaluate and award any Bonus set forth in Section 4(b) based on the following criteria for each fiscal year of the Term or any renewal Term:

•
Adjusted EBITDA – Thirty-five percent (35%) of any Bonus amount will be earned based on the Company’s achievement of its Adjusted EBIDTA Target for the applicable fiscal year.

➣
Adjusted EBITDA is defined as operating cash flow minus cash corporate overhead minus non-cash stock compensation minus transaction and one-time expenses plus TV Food Network cash distributions plus pension and other post-employment benefits credits.

➣
Adjusted EBITDA shall be determined on an after-Bonus payout basis (e.g., the Bonus will be self-funded/Budget is inclusive of Bonus expense).

➣
The Compensation Committee, in its discretion, may consider adjustments to Adjusted EBITDA for non-standard, non-recurring items, including but not limited to, restructuring costs, acquisition and divestiture impacts, unusual material tax items, changes in accounting principles and guidance, and other non-recurring items.

•
Net Revenues – Thirty-five percent (35%) of any Bonus amount will be earned based on the Company’s achievement of its Net Revenue Target for the applicable fiscal year.

•
Individual Performance – Thirty percent (30%) of any Bonus amount will be earned at the Compensation Committee’s discretion based on Sook’s achievement of the objectives established by the Committee and/or Board at the beginning of the applicable fiscal year.

•
Adjusted EBITDA and Net Revenue Targets are those budget metrics set forth in the annual budget approved by the Board of Directors in Q1 of each fiscal year.

•
Payouts for each of the above metrics will be individually calculated, with the total payout to be based on the weighted achievement of each metric.

•
Payouts will be interpolated for performance between Threshold, Target and Maximum levels.

EXHIBIT A – CONTINUED

Eligibility Amount:

Component	Weight	No Payout	Threshold	Target	Maximum
Adjusted EBITDA	35%	<85% of Target	85% of Target	Budgeted Target	105% of Target
Net Revenues	35%	<85% of Target	85% of Target	Budgeted Target	105% of Target
Individual Performance	30%	Discretionary
Payout Opportunity	100%	0% (no Bonus payout)	50% of Target (e.g., 100% of Base Salary)	100% of Target (e.g. 200% of Base Salary)	200% of Target (e.g., 400% of Base Salary)

EXHIBIT B – RSU AWARD ON EXECUTION DATE

Target Amount of Performance RSUs (PSUs) to be Awarded (Target) on the Execution Date: 62,500 PSUs.

Vesting: Subject to performance, fifty percent of the Target number of PSUs will vest one year after the Execution Date and fifty percent of the Target number of PSUs will vest two years after the Execution Date.

PSU Vesting: PSUs will vest based on the below Vesting Grid measured by one-year total shareholder return (TSR) performance against the TSR Peer Group (defined below) as calculated on the first vesting date (e.g., no calculation is required on the second vesting date, such shares vest automatically if the shares vested on the first vesting date).

Vesting Grid

Level	Relative TSR vs Peer Group	Percentage of PSUs to Vest
Below Threshold	<35th Percentile	No vesting
Threshold	35th-50th Percentiles	80% of Target
Target	51st-65th Percentiles	100% of Target
Stretch	66th-80th Percentiles	150% of Target
Maximum	81st and > Percentiles	200% of Target

Vesting may be interpolated for performance between Threshold, Target, Stretch and Maximum.

Peer Group. Sinclair Broadcast Group, Inc.; Gray Television, Inc.; Tegna, Inc.; The E.W. Scripps Company; Paramount Global; Fox Corporation; Discovery, Inc.; Gannett; AMC Networks, Inc.; The Liberty Sirius XM Group; iHeartMedia, Inc.; Clear Channel Outdoor Holdings, Inc.; and Cinemark Holdings, Inc. The Company will be included in the Peer Group for the purposes of calculating the TSR percentile rank. The Compensation Committee may adjust the Peer Group as circumstances warrant, including the following:

(1) If a Peer Group company is delisted or becomes bankrupt, TSR for the measurement period is assumed to be negative 100 percent (-100%).

(2) If a TSR Peer Group company is acquired by another company, including through a management buy-out or going-private transaction, the company’s TSR will be measured through the acquisition date and locked in as either above or below the Company (as applicable) for the remainder of the performance period.

(3) If a Peer Group company acquires another company or divests a business, the Peer Group company will remain in the Peer Group for the performance period.

(4) If the Company’s or any Peer Group company’s stock splits (or if there are other similar subdivisions, consolidations or changes in such company’s stock or capitalization), such company’s Annualized TSR performance will be adjusted for the stock split so as not to give an advantage or disadvantage to such company by comparison to the other Peer Group companies.

TSR Calculation:

TSR shall be calculated as:

where n represents the number of years over which Annualized TSR is measured.

The “Ending Average Stock Price” shall be calculated as the average Closing Stock Price for the last 20 trading days of the fiscal year.

The “Beginning Average Stock Price” shall be calculated as the average Closing Stock Price for the last 20 trading days of the immediately prior fiscal year.

The “Closing Stock Price” of a share of stock shall be the closing quotation on the National Association of Securities Dealers Automated Quotations (NASDAQ) for the applicable date (or an applicable substitute exchange or quotation system if the NASDAQ is no longer applicable).

“Reinvested Dividend Amount” shall be calculated as the sum of the total dividends paid on one share of stock during the performance period, assuming reinvestment of such dividends in such stock (based on the Closing Stock Price of such stock on the ex-dividend date). For the avoidance of doubt, it is intended that the foregoing calculation of Reinvested Dividend Amount shall take into account not only the reinvestment of dividends in a share of Stock but also capital appreciation or depreciation in the shares of Stock deemed acquired by such reinvestment.

In addition to any other authority or powers granted to the Compensation Committee herein or in the 2019 Plan, the Committee shall have the authority to interpret and determine the application and calculation of any matter relating to the determination of TSR and TSR Performance Rank, including any terms in the Agreement. The Compensation Committee shall also have the power to make any and all adjustments it deems appropriate to reflect any changes in the Company’s outstanding stock, including by reason of subdivision or consolidation of stock or other capital readjustment, the payment of a stock dividend on the stock, other increase or reduction in the number of shares of stock outstanding, recapitalizations, reorganizations, mergers, consolidations, combinations, split-ups, split-offs, spin-offs, exchanges or other relevant changes in capitalization or distributions to holders of stock. The determination of the Committee with respect to any such matter shall be conclusive.

EXHIBIT C – RSU AWARD ON AND AFTER EFFECTIVE DATE

On the Effective Date (or after as applicable), the Company will issue the following RSU awards:

Restricted Stock Unit Award: Restricted stock units in the amount of $10,000,000 to vest as follows: fifty percent of the RSUs will vest one year after the Effective Date and fifty percent of the RSUs will vest two years after the Effective Date.

Target Amount of Performance RSUs (PSUs) to be Awarded (Target Amount = $10,000,000): Subject to performance as set forth in the vesting grid below, fifty percent of the Target number of PSUs will vest one year after the Effective Date and fifty percent of the Target number of PSUs will vest two years after the Effective Date.

PSU Vesting: PSUs will vest based on the below Vesting Grid measured by one-year total shareholder return (TSR) performance against the TSR Peer Group (defined below) as calculated on the first vesting date (e.g., no calculation is required on the second vesting date, such shares vest automatically if the shares vested on the first vesting date).

Vesting Grid

Level	Relative TSR vs Peer Group	Percentage of PSUs to Vest
Below Threshold	<35th Percentile	No vesting
Threshold	35th-50th Percentiles	80% of Target
Target	51st-65th Percentiles	100% of Target
Stretch	66th-80th Percentiles	150% of Target
Maximum	81st and > Percentiles	200% of Target

Vesting may be interpolated for performance between Threshold, Target, Stretch and Maximum.

Peer Group. Sinclair Broadcast Group, Inc.; Gray Television, Inc.; Tegna, Inc.; The E.W. Scripps Company; Paramount Global; Fox Corporation; Discovery, Inc.; Gannett; AMC Networks, Inc.; The Liberty Sirius XM Group; iHeartMedia, Inc.; Clear Channel Outdoor Holdings, Inc.; and Cinemark Holdings, Inc. The Company will be included in the Peer Group for the purposes of calculating the TSR percentile rank. The Compensation Committee will consult with the compensation consultant on any adjustments to be made to the Peer Group prior to the issuance of the PSUs set forth in this Exhibit C (and any future PSU awards).

The Compensation Committee may adjust the Peer Group as circumstances warrant, including the following:

(1) If a Peer Group company is delisted or becomes bankrupt, TSR for the measurement period is assumed to be negative 100 percent (-100%).

(2) If a TSR Peer Group company is acquired by another company, including through a management buy-out or going-private transaction, the company’s TSR will be measured through the acquisition date and locked in as either above or below the Company (as applicable) for the remainder of the performance period.

(3) If a Peer Group company acquires another company or divests a business, the Peer Group company will remain in the Peer Group for the performance period.

(4) If the Company’s or any Peer Group company’s stock splits (or if there are other similar subdivisions, consolidations or changes in such company’s stock or capitalization), such company’s Annualized TSR performance will be adjusted for the stock split so as not to give an advantage or disadvantage to such company by comparison to the other Peer Group companies.

TSR Calculation:

TSR shall be calculated as:

where n represents the number of years over which Annualized TSR is measured.

The “Ending Average Stock Price” shall be calculated as the average Closing Stock Price for the last 20 trading days of the fiscal year.

The “Beginning Average Stock Price” shall be calculated as the average Closing Stock Price for the last 20 trading days of the immediately prior fiscal year.

The “Closing Stock Price” of a share of stock shall be the closing quotation on the National Association of Securities Dealers Automated Quotations (NASDAQ) for the applicable date (or an applicable substitute exchange or quotation system if the NASDAQ is no longer applicable).

“Reinvested Dividend Amount” shall be calculated as the sum of the total dividends paid on one share of stock during the performance period, assuming reinvestment of such dividends in such stock (based on the Closing Stock Price of such stock on the ex-dividend date). For the avoidance of doubt, it is intended that the foregoing calculation of Reinvested Dividend Amount shall take into account not only the reinvestment of dividends in a share of Stock but also capital appreciation or depreciation in the shares of Stock deemed acquired by such reinvestment.

In addition to any other authority or powers granted to the Compensation Committee herein or in the 2019 Plan, the Committee shall have the authority to interpret and determine the application and calculation of any matter relating to the determination of TSR and TSR Performance Rank, including any terms in the Agreement. The Compensation Committee shall also have the power to make any and all adjustments it deems appropriate to reflect any changes in the Company’s outstanding stock, including by reason of subdivision or consolidation of stock or other capital readjustment, the payment of a stock dividend on the stock, other increase or reduction in the number of shares of stock outstanding, recapitalizations, reorganizations, mergers, consolidations, combinations, split-ups, split-offs, spin-offs, exchanges or other relevant changes in capitalization or distributions to holders of stock. The determination of the Committee with respect to any such matter shall be conclusive.